EXHIBIT 5.1

1 East Liberty, Suite 600

Reno, NV 89501

(775) 234-5221

Email: joe@laxaguelaw.com

August 28, 2020

Incordex Corp.

6 Rosemary Way

Nuneaton, United Kingdom CV10 7ST

Dear Sirs:

We have acted as counsel to Incordex Corp., a Nevada corporation (the “Company”), in connection with limited matters relating to the Company’s submission to the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, relating to the offering for sale of up to 5,000,000 shares of the Company’s common stock, par value $0.001 per share (collectively, the “Shares”).

In this connection, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, as amended through the date hereof, resolutions and minutes of the Company’s Board of Directors, and such other documents and corporate records relating to the Company and the issuance of the Shares as we have deemed appropriate. In all cases, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Company. We express no opinion concerning the law of any jurisdiction other than the State of Nevada.

On the basis of the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares described in the prospectus is received by the Company.

We hereby consent to the reference to our firm in the prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Laxague Law, Inc.

By:	/s/ Joe Laxague
Joe Laxague, Esq.